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                               SECOND AMENDMENT
                                    TO THE
                               CROWN VANTAGE INC.
                      STOCK AWARD PLAN FOR OUTSIDE DIRECTORS



     THIS SECOND AMENDMENT to the Crown Vantage Inc. Stock Award Plan for Outside Directors (the "Plan") is made pursuant to the authority under
Section 11 of the Plan for the Board of Directors to amend the Plan. The Plan is hereby amended as follows:

     I. Section 2(b) of the Plan is amended by substituting the following new subparagraph (b) for existing subparagraph (b):

          (b) The Company, beginning with the 1997 fiscal year, shall set an amount of cash compensation to be paid during such year to each Outside Director (the "Cash Award"). Before the beginning of any fiscal year of the Company, beginning with the 1997 fiscal year, an Outside Director may elect to receive the Cash Award in whole shares of Company Stock. If the Outside Director so elects to receive Company Stock, the Director shall be awarded the number of whole shares of Company Stock that, when multiplied by the Fair Market Value (as described below) of the Company Stock, shall as nearly as possible equal, but not exceed 1.2 times the Cash Award. Once awarded, such shares of Company Stock shall be subject to vesting restrictions, deferral election and provisions as otherwise provided in this Award Plan.

     II. Section 2(a) of the Plan is amended by substituting "1997" for "1996" in the second line, and substituting "$12,500" and "250" for "$25,000" and "500", respectively, in the next to last line thereof.

     III. Section 2(f) of the Plan is amended by substituting the following new subparagraph (f) for existing subparagraph (f):

          (f)  As of the fifth (5th) business day following the earliest of the date on which an Outside Director is first elected or appointed to the Board of Directors as an Outside Director, the
       Company shall award to the Outside Director that number of whole shares of Company Stock that, when multiplied by the Fair Market
       Value (as described above) of the Company
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       Stock, shall as nearly as possible equal, but not exceed the amount obtained by multiplying $12,500 by a fraction, the numerator of which is the number of days in the fiscal year following the date on which the Outside Director is elected or appointed to the Board of Directors
       (as applicable) and the denominator of which is 365. In addition, the Company shall provide such Outside Director the opportunity to elect to receive whole shares of Company Stock in lieu of cash compensation as provided in subparagraph (b) above.

     IV.  The foregoing amendments shall be effective as of December 5, 1996.

    IN WITNESS WHEREOF, Crown Vantage Inc. has caused this amendment to the plan to be executed this 5th day of December, 1996.

                                   CROWN VANTAGE INC.




                                   By: /s/ Christopher M. McLain
                                       -------------------------
                                       Christopher M. McLain
                                       Senior Vice President and
                                       General Counsel, Corporate Secretary